Exhibit 10.18

Certain information has been excluded from this agreement (indicated by “[***]”) because such information is both not material and the type that the registrant customarily and actually treats as private or confidential.

Mark Bradley

via email: [***]

Re:	Offer of Employment

Dear Mark,

We are pleased to present this offer of employment for the position of Chief Development Officer of FL2021-001, Inc. (the “Company”). This is a full-time, exempt position, carrying considerable responsibility and is integral to the development and success of the Company’s business. We are excited about your interest in joining the Company full-time. This letter agreement formally presents the specifics of our offer for your consideration:

Title:	Chief Development Officer

Base Pay:	$360,000.00 per Year

Status:	Full-Time Employee, Exempt

Reports to:	June Lee

Start Date:	March 15, 2021

Scope of Work

As Chief Development Officer, you will join the Company to focus on the Company’s product development strategies and operations and its regulatory and quality efforts. You will provide key strategic guidance to the product development team. As a member of the senior leadership team, you will also contribute to the overall Company strategy and represent FL-2021 to external audiences and investors as well as perform other duties as requested by the Chief Executive Officer (“CEO”) of the Company. You will report directly to June Lee, CEO of the Company, and will principally work from the Company’s facility, which will be located in the San Francisco area. Subject to your right to receive severance upon a Constructive Termination (as defined herein), the Company may change your position, duties, and work location or reporting structure from time to time at its discretion.

Professional Contribution

You agree that you will, at all times and to the best of your abilities, loyally and conscientiously perform all of the duties and obligations required of you pursuant to the express and implicit terms of this letter, and to the reasonable satisfaction of the Company. You further agree that during your term of employment, you will devote all of your business time and attention to the business of the Company and that the Company will be entitled to all of the benefits and profits arising from or incidental to all your work, services and advice. You agree that you will not provide commercial or professional services of any nature to any other person or organization, whether or not for compensation, without the prior written consent of the Company. You further agree that during your employment with the Company, you will not directly or indirectly engage or participate in any business that is competitive, in any manner, with the business of the Company.

At-Will Employment Status

Your employment with the Company will be “at-will” and will continue only so long as continued employment is mutually agreeable to you and the Company. While we are extending this offer with the hope you will stay and enhance your career with us, either you or the Company may modify the terms of or terminate the employment relationship at any time, for any reason, with or without notice or cause, subject to the provisions of Attachment A which are incorporated herein

Compensation

1.	Base Salary. You will be paid a Base Salary of $360,000.00 per Year. Your base salary will be payable pursuant to the Company’s regular payroll policy.

2.	Bonus: You will be eligible for a discretionary cash bonus targeted at 30% of your base salary, payable in accordance with this paragraph. Payment of the discretionary bonus will be at the discretion of the Company’s Board of Directors and subject to many variables, especially the success of the Company and your contribution towards that success. Target bonuses are currently paid on a fiscal year schedule in Q1 of each year and are prorated for partial year service, and you must be an employee of the Company on the date of payment.

3.	Equity: Subject to Board approval, you will be granted the right to purchase 290,000 shares of the Company’s common stock. Your grant will be subject to vesting based on service time provided to the Company, with one-quarter vesting on the one year anniversary of your start date with the Company, and the balance vesting in equal monthly installments over the three years thereafter (i.e., a customary 4-year vesting schedule with a one-year “cliff”), as provided in the stock purchase agreement prepared in respect of this equity award. In addition, as further described below in Attachment A and in your stock purchase agreement, your common stock will be subject to “double trigger” vesting acceleration.

4.	Salary Review. Your Base Salary will be reviewed annually as part of the Company’s normal salary review process.

Employee Benefits

The Company is in the process of determining its benefits programs. It is anticipated that the Company’s benefits programs will include competitive medical, dental, vision, commuter reimbursement, flexible time off and a holiday schedule. It is expected that these programs will be effective in the first half of 2021. You will be eligible to participate in these benefits programs on the same terms as the Company’s other executives. For the period between start date and commencement of the Company’s benefits programs, the Company will reimburse you for your actual COBRA costs for medical, dental and vision insurance for you and your family up to a maximum of $2,000/month upon submitted receipts, grossed up to account for taxes. Availability, terms and the associated eligibility requirements of our benefit programs are subject to change with or without notice.

Proprietary Information and Inventions Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Proprietary Information and Inventions Agreement (the “PIIA”), prior to or on your Start Date.

Non-Competition/Non-Solicitation

Prior to accepting this offer, you must disclose in writing to the undersigned the existence of any employment agreement, non-compete or non-solicitation agreement, confidentiality or similar agreement(s) with a current or former employer that in any way would restrict or prohibit your performance of any duties or responsibilities with the Company.

Employee Policies

Details of the basic Company policies are under development and will be presented for your acknowledgment as soon as practicable following your Start Date. The provisions of this offer letter and all other documents referenced herein constitute the full and complete terms of your employment and supersede any prior representations or agreements by anyone, either oral or written. These terms of employment are not subject to change or modification of any kind, unless specified in writing, and signed by you and the Company’s CEO.

Tax Matters

All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Acceptance of Employee

This offer of employment is contingent upon your completion, execution, and our receipt of all employment documents listed in this letter on or before your Start Date (see below), along with the successful clearance of a background check. You will receive an email from our background check vendor in the next few days asking you to authorize the initiation of this background check, which you will need to respond promptly to.

Once you have had an opportunity to consider this offer letter, please indicate your agreement with these terms and conditions of employment by providing a signed copy of your offer back to the Company’s CEO.

The below documents will be provided to you upon acceptance of this letter agreement. In addition, we must receive acceptable proof of identification and authorization to work in the United States (part of the I-9 form listed below).

1.	Background Check Release and Authorization (received via email through third party vendor)

2.	Signed Proprietary Information and Inventions Agreement

3.	Completed I-9 Form and documentation

4.	Signed Dispute Resolution/Arbitration Agreement

This offer expires within ten (10) calendar days of the date of this letter unless the Company receives a signed copy within that period.

We are delighted to be able to extend this offer of employment to you and sincerely feel the Company can provide you with the opportunity to achieve rewarding results for both you and the Company. Please contact me with any questions. We look forward to working with you.

Sincerely,

/s/ June H Lee

June Lee, MD FACCP
Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and attached and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Mark Bradley

Mark Bradley

ATTACHMENT A

Definitions, Terms and Conditions

1.              Termination of Employment.

a.              At-Will Employment. Your employment with the Company is at-will, meaning either you or the Company can terminate your employment at any time, with or without cause, and with or without notice. Neither you nor the Company can change the “at will” nature of your employment, unless the CEO of the Company and you sign a written contract that explicitly changes your status as an “at will” employee.

b.             Payment & Benefits Upon Termination. Your entitlement to payment and benefits upon termination is as follows:

(i)            Termination Without “Cause” or “Constructive Termination”. If your employment is terminated involuntarily without Cause (as defined in Section 3(a), below) or in the event of your “Constructive Termination” (as defined in Section 3(c) below):

(A)          you will receive payment for any earned and unpaid salary as of the date of your termination of employment; and,

(B)           in the event you execute and do not revoke a separation agreement, including a general release of claims (“Release”), to be drafted by the Company, you will be offered the Separation Compensation (as defined in Section 2, below). You will not be entitled to or offered any form of additional severance pay or benefits other than the Separation Compensation (e.g., you will not be entitled to pay or benefits under any employee severance plan that is generally applicable to employees).

(ii)           Voluntary Termination. If you voluntarily terminate your employment, or give notice that you will voluntarily terminate your employment at a future date (and whether or not the Company accelerates the effective date of your resignation date that you provide to an earlier termination date), you will receive payment(s) for all earned and unpaid salary. You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

(iii)          Termination for Cause. If your employment is terminated for Cause, you will receive payment(s) for all earned and unpaid salary as of your termination. You will not be entitled to the Separation Compensation, or any other form of severance pay or benefits.

2.              Separation Compensation. If you are entitled to Separation Compensation under Section 1 above, your “Separation Compensation” will include each of the following:

a.             Salary Continuance. You will be offered pay equal to six (6) months of your regular base salary subject to applicable payroll deductions and withholdings (“Salary Continuance”); provided, however, that should your Termination without Cause or your Constructive Termination occur within the period beginning two months prior to and ending twelve months following a Change of Control, you may be required by the successor entity (at its sole discretion) to continue your employment for up to three (3) months from the date of a Change of Control in order to be eligible to receive the Salary Continuance. Subject to the foregoing, the first salary continuance payment equal to three (3) months of your regular base salary shall commence on the thirtieth (30th) day following your termination of employment (unless a longer period is required by law to make the Release effective, in which case the first Salary Continuance payment shall be made on the sixtieth (60th) day following your termination of employment) provided the Release is effective at such time, and the remainder shall be paid in monthly installments beginning on the 1st day of the fourth month following your termination of employment, and on the 1st day of each month thereafter, until the total payment obligation is fulfilled. If the 60- day consideration and revocation period spans two calendar years, then the monthly installments will commence, if applicable, on the first payroll date in the second calendar following expiration of the applicable revocation period.

b.             Other Benefits. The Company will reimburse you for your expenses in continuing medical insurance benefits for you and your family (meaning medical, dental, optical, and mental health, but not life, insurance) under the Company’s then- existing benefit plans (or otherwise in obtaining coverage substantially comparable to the coverage provided to you prior to the termination) over the period beginning on the date your employment terminates and ending on the earlier of (a) your period of Salary Continuance as provided above, or (b) the date you commence employment with another entity; provided, however, that should your termination without Cause or your Constructive Termination occur within the period beginning two months prior to and ending twelve months following a Change of Control, you may be required by the successor entity (at its sole discretion) to continue your employment for up to three (3) months from the date of a Change of Control in order to be eligible to receive such other benefits.

c.             Double Trigger Acceleration of Vesting. In the event that, within three (3) months following a change of Control of the Company, your service to the Company is terminated involuntarily without Cause or due to a Constructive Termination, subject to the terms of your applicable equity grant agreements, the vesting applicable to any equity grants made to you shall accelerate (or applicable repurchase rights with respect to such shares underlying such equity grants shall lapse) as to 100% of the unvested shares underlying such equity grant or grants at the time of termination, such acceleration effective immediately prior to such termination, provided that that all conditions to Separation Compensation are met including execution of the Release.

3.              Definitions.

a.             Cause. For the purposes of this letter agreement, “Cause” for termination of your employment will exist if you are terminated for any of the following reasons: (i) your material failure to perform your duties and responsibilities to the Company, including but not limited to a failure to cooperate with the Company in any investigation or formal proceeding; (i) your commission of any act of fraud, embezzlement, dishonesty or any other intentional misconduct; (iii) the unauthorized use or disclosure by you of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (iv) you are convicted of, or enter a no contest plea to, a felony; or (v) your breach of any of your material obligations under any Company policy, written policy or agreement with the Company (including this letter agreement). The determination as to whether you are being terminated for Cause shall be made in good faith by the Board of Directors of the Company. The foregoing definition does not in any way limit the Company’s ability to terminate your employment at any time as provided in Section l(a) above.

b.             Change of Control. For purposes of this letter agreement, “Change of Control” of the Company is defined as: (i) the date any non-Labs affiliated “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes, subsequent to the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities, other than pursuant to a sale by the Company of its securities in a transaction or series of related transactions the primary purpose of which is to raise capital for the Company; (ii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iii) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

c.             Constructive Termination. For the purposes of this letter agreement, “Constructive Termination” means the termination of your employment by you following (except as otherwise agreed by you): (i) material breach by the Company of any agreement between you and the Company; (ii) material reduction of your duties, position or responsibilities, taken as a whole, other than by virtue of the Company being acquired and made part of a larger entity; (iii) material reduction your base salary and/or bonus potential other than as part of a similar reduction for substantially all employees or substantially all senior officers; or (iv) relocation of your business office to another location more than fifty (50) miles away and outside the greater San Francisco area, provided such relocation also materially increases your commuting distance, and provided that no relocation will constitute a Construction Termination if you are allowed to continue to provide services remotely (e.g., through telecommuting) at the time of the relocation. Notwithstanding anything else contained herein, in the event of the occurrence of a condition listed above you must provide notice to the Company within sixty (60) days of the occurrence of a condition listed above and allow the Company thirty (30) days after your delivery of notice to the Company in which to cure such condition. Additionally, in the event the Company fails to cure the condition within the cure period provided, you must terminate employment with the Company within ten (10) days of the end of the cure period.

4.              Code Section 409A. For purposes of this letter agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this letter agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from your separation from service from the Company or (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule. To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent any payment under this letter agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section l.409A-2(b )(2) of the Treasury Regulations.

5.              Code Section 280G. In the event that the severance and other benefits provided for in this letter agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your benefits under this letter agreement shall be either:

a.             delivered in full; or

b.             delivered as to such lesser extent that would result in no portion of such benefits being subject to the Excise Tax, (with first a pro rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and then a pro rata cancellation of (i) equity- based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Unless you and the Company otherwise agree in writing, the determination of your excise tax liability and the amount required to be paid under this Section shall be made in writing by an accounting firm to be selected by reasonable agreement between you and the Company, whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. You and the Company shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section.

6.              Other Agreements. This Attachment A sets forth the terms of the benefits you are eligible to receive in the event your employment with the Company is terminated in the manner described herein and supersedes any prior representations or agreements, whether written or oral. In the event of a conflict between the terms of this Attachment A and any other agreement you have entered into with the Company (including the cover letter to this Attachment A), the terms of this Attachment A shall apply. Notwithstanding the foregoing, in the event of a conflict between the terms of this Attachment A and the documents reflecting your equity grant in the Company, the terms of the equity documentation shall govern. The definitions, terms and conditions contained in this Attachment A may not be modified or amended except by a written agreement, signed by an authorized representative of the Company and by you.